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                         CHECKFREE HOLDINGS CORPORATION


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                                   Exhibit 5

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                        PORTER, WRIGHT, MORRIS & ARTHUR
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-2096



                                January 5, 1998


CheckFree Holdings Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092

         Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 CheckFree Holdings Corporation Amended and Restated Associate Stock Purchase Plan, as amended (the "Plan")

Gentlemen:

         We have acted as counsel for CheckFree Holdings Corporation, a Delaware corporation ("CheckFree"), in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-21795) (the "Registration Statement"), filed by CheckFree with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the adoption of the Plan by CheckFree, pursuant to Rule 414 of the Act, as a successor issuer of CheckFree Corporation.

         In connection with this opinion, we have examined such corporate records, documents and other instruments of CheckFree as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the shares issued under the Plan will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/  Porter, Wright, Morris & Arthur

                                        PORTER, WRIGHT, MORRIS & ARTHUR